Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

CynergisTek, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-220888) and the Registration Statements on Form S-8 (Files No. 333-176462 and 333-220911) of CynergisTek, Inc. (the “Company”) of our report dated January 14, 2020, with respect to the balance sheet of Backbone Enterprises, Inc. as of December 31, 2018 and the related statements of income, stockholders’ equity, and cash flows for the year then ended, which report appears in the Form 8-K/A of CynergisTek, Inc. dated January 14, 2020.

/s/ HASKELL & WHITE LLP

Irvine, California

January 14, 2020